UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Under § 240.14a-12

AMMO, Inc.
(Name of Registrant as Specified In Its Charter)

STEVEN F. URVAN GREGG ALPER DARREN FARBER WILLIAM L. FRAIM SUSAN T. LOKEY CHRISTOS TSENTAS WAYNE R. WALKER
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Steven F. Urvan, together with the other participants named herein (collectively, “the Urvan Group”), intends to file a preliminary proxy statement and accompanying GREEN Universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders (the “2022 Annual Meeting”) of AMMO, Inc., a Delaware corporation (the “Company”).

Item 1: On September 19, 2022, the Urvan Group issued the following press release:

The Urvan Group Offers to Collaborate with AMMO Inc.’s Board of Directors to Set a Date for the 2022 Annual Meeting of Shareholders

Believes AMMO Shareholders Want This Year’s Annual Meeting to be Held This Fall Without Delay

Highlights the Urvan Group is Open to a Compromise That Provides for Meaningful Change Atop the Company

Reminds Independent Board Members Richard Childress, Jessica Locket, Harry Markley and Russell William "Rusty" Wallace, Jr. That They Owe Fiduciary Duties to All Shareholders and Will Have Their Decisions Heavily Scrutinized During an Election Contest

Urges Independent Board Members to Refrain from Authorizing a Dilutive Transaction or the Squandering of Shareholders’ Capital on Defensive Maneuvers

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--Steven Urvan (together with the other participants in his solicitation, the “Urvan Group” or “we”), who owns approximately 17.1% of the outstanding common shares of AMMO, Inc. (NASDAQ: POWW) (“AMMO” or the “Company”), today issued a statement in connection with its nomination of seven highly qualified candidates for election to the Company’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”).

Steve Urvan, Founder of GunBroker.com, LLC and AMMO’s largest shareholder, commented:

“Since nominating a slate of director candidates with expertise in corporate governance, capital markets and ecommerce, I have been overwhelmed by the supportive feedback from fellow shareholders. Understandably, many shareholders have asked when the current Board intends to schedule the Company’s Annual Meeting. This is why the Urvan Group is offering to collaborate with the Board to set a fall 2022 date for the Annual Meeting, effectively ensuring shareholder democracy can play out in a timely manner. In my view, neither side should need pre-conditions or qualifying terms to give shareholders what they deserve and want.

I also want to take this opportunity to make clear that I remain open to working with the Board and its independent members to avoid an expensive and protracted contest. In this spirit, I want to remind independent directors Richard Childress, Jessica Locket, Harry Markley and Russell William “Rusty” Wallace, Jr. that they owe fiduciary duties to AMMO shareholders. These duties should not be compromised for insiders’ objectives or to effectuate any dilutive transaction that would serve solely to entrench present leadership. Likewise, the independent directors should not allow shareholders’ capital to be wasted on defensive entrenchment tactics. The Urvan Group – and presumably other investors – will seek to hold these individuals responsible if they authorize a dilutive transaction or squander shareholders’ capital on defensive maneuvers.

Lastly, please trust that Susan Lokey and I have always conducted ourselves with integrity and held ourselves to the highest standards while working to create value for our customers and investors. I am confident that our fellow shareholders will see through the misleading claims that were levied at us and focus on what really matters: choosing the most qualified directors to help pursue a value-enhancing transformation of AMMO. The reality is that I am investing my own time, energy and money in a campaign to strengthen the Company for the long term. I am confident my actions and ideas – not manufactured claims – will inform how shareholders view myself and the Urvan Group.”

***

Visit www.TheUrvanGroup.com for more information and to receive updates related to our campaign for improved governance at AMMO.

***

Certain Information Concerning the Participants

The Urvan Group intends to file a preliminary proxy statement and accompanying GREEN Universal Proxy Card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at AMMO’s 2022 Annual Meeting.

THE URVAN GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE SOLICITATION STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE SOLICITATION STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the solicitation are anticipated to be Gregg Alper, Darren Farber, William L. Fraim, Susan T. Lokey, Christos Tsentas, Steven F. Urvan and Wayne R. Walker.

As of the date hereof, Mr. Urvan directly owns 20,040,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, Ms. Lokey directly owns 40,000 shares of Common Stock. As of the date hereof, none of Messrs. Alper, Farber, Fraim, Tsentas or Walker beneficially owns any shares of Common Stock.

Contacts

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

or

Longacre Square Partners

Greg Marose / Charlotte Kiaie, 646-386-0091

gmarose@longacresquare.com / ckiaie@longacresquare.com

Item 2: Also on September 19, 2022, the Urvan Group uploaded the following materials to www.TheUrvanGroup.com:

THE URVAN GROUP

INVESTOR MATERIALS CONTACT US

SHAREHOLDER LETTER

OUR LETTER TO AMMO SHAREHOLDERS

READ THE LETTER VIEW INVESTOR MATERIALS

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